FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President — Finance – (770) 612-2044 Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE FIRST QUARTER ENDED MARCH 31, 2014

- Sales Up 13% and EPS Up 10% -

Atlanta, Georgia, April 22, 2014 — Genuine Parts Company (NYSE: GPC) reports sales and earnings for the first quarter ended March 31, 2014.

Thomas C. Gallagher, Chairman and Chief Executive Officer, announced today that sales for the first quarter ended March 31, 2014, were $3.6 billion, up 13% compared to $3.2 billion in the first quarter of 2013. Net income for the quarter was $157.5 million, up 9% from $144.4 million recorded in the same period of the previous year. Earnings per share on a diluted basis were $1.02, up 10% compared to 93 cents for the first quarter last year.

Mr. Gallagher stated, “We are encouraged by our results in the first quarter and pleased to report a solid start to 2014.  Our total sales increase included a 10% contribution from acquisitions and 4% underlying sales growth offset by a 1% headwind from currency.  Automotive sales remained the strongest among our segments, up 23% and driven by a 17% contribution from the GPC Asia Pacific acquisition and underlying growth of approximately 7%.  These strong results were offset by a negative translation effect of 1.6%.  Sales at Motion Industries, our Industrial Group, were up 4% and include 3% from acquisitions less a 1% translation effect.  Sales at EIS, our Electrical/Electronic Group, increased by 30% due primarily to acquisitions.  Sales for S. P. Richards, our Office Products Group, were down slightly in the quarter, although a small acquisition in the quarter positively impacted the results.”

Mr. Gallagher concluded, “During the first quarter, we achieved our core objectives of growing sales and earnings, producing operating margin improvement, generating solid cash flows and maintaining a strong balance sheet. Looking ahead, we are well positioned to demonstrate continued progress in driving improved results and remain optimistic about our prospects for growth in each of our four businesses.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EDT to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com , by clicking “Investor Services”, or by dialing 877-331-5106, conference ID 19450861. A replay will also be available on the Company’s website or at 855-859-2056, conference ID 19450861, two hours after the completion of the call until 12:00 a.m. EDT on May 7, 2014.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2013 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
	(in thousands, except per share data)
Net sales	$3,624,897	$3,198,802
Cost of goods sold	2,540,267	2,277,054

Gross profit	1,084,630	921,748
Operating expenses:
Selling, administrative & other expenses	803,802	673,612
Depreciation and amortization	36,856	25,999

	840,658	699,611
Income before income taxes	243,972	222,137
Income taxes	86,488	77,748

Net income	$157,484	$144,389

Basic net income per common share	$1.02	$.93
Diluted net income per common share	$1.02	$.93
Weighted average common shares outstanding	153,729	154,891
Dilutive effect of stock options and non-vested restricted stock awards	1,067	1,040

Weighted average common shares outstanding – assuming dilution	154,796	155,931

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$1,898,515	$1,544,537
Industrial	1,143,274	1,102,080
Office Products	418,098	420,128
Electrical/Electronic Materials	180,331	139,185
Other (1)	(15,321)	(7,128)

Total net sales	$3,624,897	$3,198,802

Operating profit:
Automotive	$150,110	$121,043
Industrial	83,050	78,895
Office Products	33,946	33,192
Electrical/Electronic Materials	15,529	10,451

Total operating profit	282,635	243,581
Interest expense, net	(6,206)	(3,353)
Intangible amortization	(8,876)	(3,775)
Other, net	(23,581)	(14,316)

Income before income taxes	$243,972	$222,137

Capital expenditures	$18,387	$12,924

Depreciation and amortization	$36,856	$25,999

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2014	2013
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$103,472	$841,894
Trade accounts receivable, net	1,828,309	1,624,954
Merchandise inventories, net	2,974,306	2,560,077
Prepaid expenses and other current assets	440,344	324,679

TOTAL CURRENT ASSETS	5,346,431	5,351,604
Goodwill and other intangible assets, less accumulated amortization	1,409,812	492,756
Deferred tax assets	92,539	273,488
Other assets	468,903	639,335
Net property, plant and equipment	664,689	581,279

TOTAL ASSETS	$7,982,374	$7,338,462

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$2,335,327	$1,800,726
Current portion of debt	399,756	664,742
Income taxes payable	76,682	68,375
Dividends payable	88,421	83,267
Other current liabilities	522,552	406,204

TOTAL CURRENT LIABILITIES	3,422,738	3,023,314
Long-term debt	500,000	250,000
Retirement and other post-retirement benefit liabilities	137,638	505,543
Deferred tax liabilities	87,726	–
Other long-term liabilities	423,063	485,162

Common stock	153,604	154,966
Retained earnings and other	3,641,920	3,407,317
Accumulated other comprehensive loss	(393,762)	(497,934)

TOTAL PARENT EQUITY	3,401,762	3,064,349
Noncontrolling interests in subsidiaries	9,447	10,094

TOTAL EQUITY	3,411,209	3,074,443

TOTAL LIABILITIES AND EQUITY	$7,982,374	$7,338,462

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months
	Ended March 31,
	2014	2013
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$157,484	$144,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,856	25,999
Share-based compensation	3,073	2,477
Excess tax benefits from share-based compensation	(4,106)	(3,840)
Other	13	(67)
Changes in operating assets and liabilities	(133,541)	(52,580)

NET CASH PROVIDED BY OPERATING ACTIVITIES	59,779	116,378
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(18,387)	(12,924)
Acquisitions and other investing activities	(156,853)	(6,745)

NET CASH USED IN INVESTING ACTIVITIES	(175,240)	(19,669)
FINANCING ACTIVITIES:
Proceeds from debt	740,012	439,742
Payments on debt	(610,604)	(25,000)
Share-based awards exercised, net of taxes paid	(4,736)	(4,425)
Excess tax benefits from share-based compensation	4,106	3,840
Dividends paid	(82,750)	(76,641)
Purchase of stock	(22,709)	(110)

NET CASH PROVIDED BY FINANCING ACTIVITIES	23,319	337,406
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,279)	4,684

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(93,421)	438,799
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	196,893	403,095

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$103,472	$841,894